UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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KCAP Financial, Inc.

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June 21, 2013

KCAP Financial, Inc. Adjourns Special Meeting of Stockholders to July 19, 2013

NEW YORK— June 21, 2013 – KCAP Financial, Inc. (the “Company”) (KCAP) held a special meeting of stockholders (the “Special Meeting”) today. In order to permit additional time to solicit votes in connection with the proposal to authorize the Company to issue shares below net asset value, the Special Meeting was adjourned until July 19, 2013 at 10:00 a.m. Eastern Time and scheduled to reconvene at that time at the Company’s offices at 295 Madison Avenue, 6th Floor, New York, New York 10017.

The Company’s proxy statement is available at the following cookies-free website that can be accessed anonymously: www.proxyvote.com.

Stockholders of record at the close of business on April 26, 2013 are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement of the meeting. Stockholders are encouraged to vote by telephone, the Internet or mail prior to the annual meeting, whether or not they plan to attend the meeting. Stockholders who have already voted need not submit another vote unless they wish to change their votes. See the information in the Company's proxy statement regarding voting procedures.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly owned portfolio companies, Katonah Debt Advisors, L.L.C. and Trimaran Advisors, L.L.C. manage collateralized debt obligation funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

KCAP Financial, Inc.'s filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on its website at www.kcapfinancial.com.

Contact:

KCAP Financial, Inc.
Denise Rodriguez, Investor Relations
(212) 455-8300
info@kcapfinancial.com